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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Memory Pharmaceuticals Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8, dated April 5, 2004, of our report dated February 17, 2004, except for
Note 13 (as to the effects of a reverse stock split) which is as of March 15, 2004, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' (deficit), and cash flows for each of the three years in the period ended December 31, 2003, which report appears in registration statement on Form S-1 (No. 333-111474), filed April 2, 2004.

/s/ KPMG LLP

New York, New York
April 5, 2004